PAYMENT IN LIEU OF TAXES AGREEMENT

THIS PAYMENT IN LIEU OF TAXES AGREEMENT (the "Agreement"), dated this 12th day of April, 2012 ("Effective Date") is made by and between the BOARD OF COUNTY COMMISSIONERS OF ALLEGANY COUNTY, MARYLAND, a body politics and corporate and a political subdivision of the State of Maryland (the "County") and EVITTS RESORT, LLC, a Maryland limited liability company ("Evitts Resort").

WITNESSETH:

WHEREAS, Evitts Resort has been awarded a 15 year video lottery operation license, renewable for an additional 10 year term, by the State of Maryland in accordance with State Government Article §9-1A-01 to operate a gaming facility at the Rocky Gap Lodge and Golf Resort ("Resort"), located in Allegany County, Maryland; and

WHEREAS, Evitts Resorts has purchased the Resort and intends to improve it by constructing a gaming facility (which includes food and beverage outlets) connected thereto and refurbishing the existing hotel, conference center and food and beverage outlets (the refurbished Resort (including golf course) and gaming facility shall be referred to herein as the "Gaming Facility"); and

WHEREAS, the Maryland Department of Natural Resources owns the real property on which the Gaming Facility will be operated (the "Property"), which pursuant to Article [___] of the Annotated Code of Maryland, is exempt from the payment of taxes imposed upon the Property and personal property and improvements located thereon, including special ad valorem levies, special assessments and service charges against real or personal property which are or may be imposed for special improvements or special district improvements (collectively, "Taxes"); and

WHEREAS, the County and Evitts Resort deem it necessary and proper to enter into an agreement making provisions for payments in lieu of taxes by Evitts Resorts to the County for the benefit of Allegany County.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

A. Evitts Resort shall be exempt from the obligation to pay the PILOT Payment (as hereinafter defined) due and owing to Allegany County from the time of the acquisition of rights to the Rocky Gap Lodge and Golf Resort up to the date that Evitts Resort begins video lottery operations as defined in State Government Article §9-1A (the "Exemption Period").

B. After the Exemption Period, Evitts Resort agrees to make an annual payment to the County in lieu of any Taxes in an annual amount equal to: (1) for years one through fifteen of this Agreement, the greater of (a) $295,000; or (b) .9% of Evitts Resort's annual operator share (as that term is referenced in the Request for Proposals for a Video Lottery Operation License in Allegany County dated June 24, 2011) received from the State of Maryland of all gaming revenue (including video lottery terminals and table games, if and when approved for operation at the Gaming Facility) of the Gaming Facility ("VLT Payment"); and (b) for year sixteen of this Agreement and all subsequent years, if Evitts Resort 's Video Lottery Operation License is extended beyond the initial 15 year period and Evitts Resort has installed live table games that have an effective tax rate of no more than 10%, in addition to the VLT Payment, Evitts Resort will make an annual payment to the County equal to .5% of the operator share of gaming revenue received from the live table games offered in the Gaming Facility ("Table Game Payment") (the VLT Payment and Table Game Payment shall collectively be referred to herein as the "PILOT Payment," as applicable). Provided, however, that if Evitts Resort's Video Lottery Operation License is extended beyond the initial 15 year period, but live table games are not installed, then the Pilot Payment shall be in the same amount as provided for in Years 1 through 15 as provided above. Payments shall be made based upon the State of Maryland's fiscal year, which runs from July 1st through June 30th of the following calendar year. The payment shall be paid on or before July 31st of said fiscal year. During the first year of operation, the payment shall be accounted for from the date that video lottery operations begin and shall be prorated over the balance of said fiscal year. The payment shall be due for the initial term 30 days from the date that video lottery operations begin.

C. In addition to the PILOT Payment, and commencing from and after Effective Date, Evitts Resort will collect and remit to the County (1) a hotel fee (a "Hotel Fee") on all cash/credit card sales for hotel rooms located at the Gaming Facility at the same rate that hotels are being charged in Allegany County, which is currently 8%; and (2) an admissions and amusement fee ("Amusement Fee") on all cash/credit card sales (excluding VLT and other approved gaming devices (e.g., table games, etc.)) play, which shall not be subject to the Amusement Fee) occurring at the Gaming Facility at the same rate that hotels are being charged in Allegany County, which is currently 7.5% (the Hotel Fee and Amusement Fee shall collectively be referred to as "Resort Fees").

D. In consideration of the PILOT Payment and the Resort Fees that Evitts Resort will remit to the County, the County hereby agrees to the following:

(1) will, if applicable, provide all permits, licenses, privileges and the like, including, but not limited to, alcohol, tobacco, food service, building, inspection and land use, at the same tax/license fee amount as applicable to other entities in the County;

(2) will, if applicable, permit the transfer of the existing liquor license held by the current owner of the Rocky Gap Resort to Evitts Resorts for the sale of alcohol at the Gaming Facility;

(3) to not assess any new tax or fee, or create any special category, that only applies to, or has the practical effect of applying only to, gaming facilities;

(4) to not obstruct, hinder or otherwise prohibit the Gaming Facility from offering complimentary services to its customers, including food, beverages, hotel rooms, gifts, travel, golf rounds and other service and goods commonly provided on a complimentary basis to casino customers ("Complimentary Services"), and, if required by the State of Maryland, to pass an ordinance which would allow Evitts Resorts to offer the Complimentary Services.

E. In the event that Evitts Resort shall fail to pay the PILOT Payment and the Resort Fees when due and owing, Allegany County shall be permitted to request that the State of Maryland Lottery Commission pay directly to Allegany County from the Evitts Resort's annual operator share any amounts due and owing under this Agreement.

F. This Agreement does not exempt Evitts Resort from the payment of any state or federal taxes which may be properly levied upon Evitts Resort for the operations thereof.

G. To the extent the Gaming Facility is declared to be subject to taxation or assessment by an amendment to the Annotated Code of Maryland, other legislative change, or by final judgment of a Court of competent jurisdiction, the obligations of Evitts Resort hereunder shall, to such extent, be null and void.

H. Nothing herein contained shall obligate the County to provide any maintenance, services or improvements to any infrastructure or roads, right-of-ways or structures upon or within the Property. Evitts Resort agrees that it will not request that the County provide any maintenance service or improvements to any infrastructure or roads, rights-of-way or structures upon the property under the control of the State of Maryland within the boundaries of Rocky Gap State Park. .

I. The term of this Agreement shall commence on the Effective Date and continue for so long as Evitts Resorts operates the Gaming Facility pursuant to the video lottery terminal operator license. This Agreement shall be expressly conditioned upon Evitts Resort maintaining in good standing its video lottery operation license with the State of Maryland, and in the event that said license shall be terminated, suspended or revoked by the State of Maryland, this Agreement shall terminate and become null and void.

J. Evitts Resort may assign this Agreement, including all its rights and obligations hereunder, to any entity which purchases its assets or stock, or with which it merges or consolidates.

K. This Agreement shall be interpreted in accordance with the laws of the State of Maryland, and any action to enforce said agreement shall be brought to the Circuit Court for Allegany County, Maryland.

L. This Agreement constitutes the full and complete agreement among the parties, and no amendments thereto shall be valid, except in writing and duly approved and executed by the parties.

IN WITNESS WHEREOF, the Board of County Commissioners of Allegany County, Maryland, and Evitts Resort, LLC, have executed this Agreement on the day and year first above written.

Attest:

Cathy E. Blank

BOARD OF COUNTY COMMISSIONERS
OF ALLEGANY COUNTY, MARYLAND

By: ______________________

Michael W. McKay, President

EVITTS RESORT, LLC

By: ______________________